AMENDED SCHEDULE A

dated March 1, 2023, to the

SUB-ADVISORY AGREEMENT

dated November 17, 2021, between

CATHOLIC RESPONSIBLE INVESTMENT FUNDS
and

Principal Global Investors, LLC

The Adviser shall pay to the Sub-Adviser as compensation for the Sub-Adviser’s services rendered, a fee, computed daily at an annual rate based on the average daily net assets of the respective Fund as may be allocated by the Adviser to the Sub-Adviser from time to time in accordance with the following fee schedule:

Fund	Rate

CATHOLIC RESPONSIBLE INVESTMENTS INTERNATIONAL EQUITY FUND	[REDACTED]

CHRISTIAN BROTHERS INVESTMENT SERVICES, INC.

By:	/s/ Jeffrey A. McCroy
Name:	Jeffrey A. McCroy
Title:	President and Chief Executive Officer

Principal Global Investors, LLC

By:	/s/ Justin T. Lange
Name:	Justin T. Lange
Title:	Chief Compliance Officer – Principal Asset Management

By:	/s/ Brooke Yang
Name:	Brooke Yang
Title:	Counsel

ACKNOWLEDGED & ACCEPTED BY:

CATHOLIC RESPONSIBLE INVESTMENTS FUNDS

By:	/s/ Michael G. Beattie
Name:	Michael G. Beattie
Title:	President

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